JOE BURTON TAKES THE REINS AS PRESIDENT AND CEO FOR PLANTRONICS

Santa Cruz, Calif. - Oct. 3, 2016 - Plantronics (NYSE: PLT), a pioneer in audio and wearable technology, today announced that Joe Burton, the company’s former Chief Commercial Officer, officially transitioned into the role of President and Chief Executive Officer effective October 2, 2016. Burton was also appointed to the company’s board of directors. Former President and CEO, Ken Kannappan, chose to resign from the board of directors effective October 2, 2016, although he will remain employed as Executive Vice Chairman reporting to Burton for one year and will thereafter serve as a consultant for an additional 18 months. The company previously announced Kannappan’s plans to retire along with its intention that Burton assume the helm in a press release dated August 2, 2016.

“I’m looking forward to leading Plantronics as we continue to create purposeful, innovative solutions that will improve people’s lives and fundamentally transform how they engage with each other and the world around them,” said Burton. “Software and analytics, coupled with intelligent devices sit at the core of a new, emerging communications paradigm and Plantronics is uniquely qualified to seize that opportunity and deliver on it.”

“Joe Burton is a keen and imaginative strategist who has the innate ability to transform opportunities into action,” said Marv Tseu, director and chairman of the board, Plantronics. “Over the past year alone, he helped define a business framework that takes advantage of the company’s core strengths and positions it for success. I couldn’t be more delighted to see Joe on board as President and CEO to help propel Plantronics forward and take it to the next level. I’d also like to thank Ken Kannappan for his service and exceptional leadership over these many years. We truly appreciate his contributions.”

Since joining Plantronics in 2011 as Senior Vice President and Chief Technology Officer, and then subsequently Executive Vice President and Chief Commercial Officer, Burton worked closely with Kannappan to develop and execute the company’s strategic direction. This included driving Plantronics’ ongoing growth in Unified Communications (UC), and leading the company’s conversion to offering a mix of hardware and software solutions that are the foundation for Plantronics future success.  As CCO, Burton drove globalization efforts company-wide, creating efficiencies and enabling stronger collaboration throughout the business. Additionally, Burton initiated the modernization of the company’s go-to-market strategy by driving greater alignment between sales and marketing in conjunction with engineering efforts.

About Plantronics
Plantronics is a global leader in audio communications for businesses and consumers. We have pioneered new trends in audio technology, creating innovative products that allow people to simply communicate. From unified communication to Bluetooth® headsets to gaming solutions, we deliver uncompromising quality, an ideal experience, and extraordinary service. Plantronics is used by every company in the Fortune 100™, as well as 911 dispatch, air traffic control and various mission critical applications for those on the frontline. For more information, please visit www.plantronics.com or call (800) 544-4660.

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Plantronics is a trademark of Plantronics, Inc. registered in the US and other countries.

Media Contact:
George Gutierrez
Sr. Director, Plantronics
Global Communications & Content Strategy
831-458-7537
George.Gutierrez@plantronics.com